Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2006, except for Note 10, "Sale of Interest in Griffith Plant" section, which is as of December 13, 2006 and Note 10, "Anticipated Sale of Latin American Businesses" section, which is as of June 20, 2007, relating to the consolidated financial statements and financial statement schedule, which appears in PPL Corporation’s Current Report on Form 8-K dated June 21, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

June 26, 2007